Exhibit (g)(4)

November 29, 2011

State Street Bank and Trust Company
200 Clarendon Street
Boston, MA  02116
Attention:  Thomas Bieber, Senior Vice President

Re: Master Custodian Agreement – New Portfolios

Ladies and Gentlemen:

Please be advised that the undersigned Funds have established two (2) new series of shares to be known as Global Bond Fund and Global Asset Allocation Fund (together, the “Portfolios”).

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement dated as of July 29, 2011 (the “Custodian Agreement”) by and among each Fund party thereto and State Street Bank and Trust Company, each of the undersigned Funds hereby requests that your bank act as Custodian for its respective Portfolios under the terms of the Custodian Agreement.  In connection with such request, the undersigned Funds hereby confirm to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the Custodian Agreement.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Funds and retaining one for your records.

Sincerely,

American Century International Bond Funds
on behalf of Global Bond Fund

By:       /s/ Robert J. Leach
Name:  Robert J. Leach
Title:  Vice President , Duly Authorized

American Century Strategic Asset Allocations, Inc.
on behalf of Global Allocation Fund

By:       /s/ Robert J. Leach
Name:  Robert J. Leach
Title:  Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:        /s/ Michael F. Rogers
Name:   Michael F. Rogers
Title:     Executive Vice President, Duly Authorized

Effective Date:  Jan. 1, 2012